Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees
Pebblebrook Hotel Trust:

We consent to the use of our reports dated February 21, 2012, with respect to the consolidated balance sheets of Pebblebrook Hotel Trust as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years ended December 31, 2011 and 2010, and the period from October 2, 2009 (inception) to December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

McLean, Virginia
January 30, 2013